Calculation of Filing Fee Tables
S-3
Owlet, Inc.

Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid (1)	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	5,346,194	$10.75	$57,471,585.50	0.0001381	$7,936.83
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:				$57,471,585.50		$7,936.83
		Total Fees Previously Paid:						$0.00
		Total Fee Offsets:						$0.00
		Net Fee Due:						$7,936.83

Offering Note
(1)	(a)	Consists of 5,346,194 of the registrant’s Class A common stock, par value $0.0001 per share, (the “Common Stock”) issued to the registered holders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Common Stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction. Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Common Stock on November 17, 2025 as reported on the New York Stock Exchange, which was $10.75 per share.